SECOND AMENDMENT

TO THE

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF RSE COLLECTION, LLC

THIS SECOND AMENDMENT (this “Amendment”) to the Third Amended and Restated Limited Liability Company Agreement of RSE Collection, LLC, a Delaware limited liability company (the “Company”), dated as of February 24, 2019, as amended on June 11, 2019  (the “Operating Agreement”), is made and effective as of June 28, 2019, by and among RSE Markets, Inc. (the “Managing Member”) and the Company.  Capitalized terms used in this Amendment without definition shall have the meanings assigned to them in the Operating Agreement.

Recitals:

WHEREAS, the Company was formed as a series limited liability company under Section 18-215 of the Delaware Act pursuant to a certificate of formation filed with the Secretary of State of the State of Delaware on August 24, 2016.

WHEREAS, the Managing Member desires to amend the Operating Agreement to clarify that the 10% limit on ownership of Interests of a Series does not apply to the Managing Member or its affiliates.

WHEREAS, the Managing Member has authorized and approved an amendment of the Operating Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, and intending to be legally bound hereby, the Operating Agreement is hereby amended as follows:

Amendment:

1.The definition of “Aggregate Ownership Limit” in Article I of the Operating Agreement is hereby deleted in its entirety and replaced with the following:

“Aggregate Ownership Limit means, in respect of an Initial Offering or a Subsequent Offering, not more than 10% of the aggregate Outstanding Interests of a Series, where such maximum subscription limit may be waived for an Investor by the Managing Member in its sole discretion. Such limit does not apply to the Managing Member or an affiliate of the Managing Member, who may purchase in excess of 10% of Interests. In respect of a Transfer, Aggregate Ownership Limit means, not more than 19.9% of the aggregate Outstanding Interests of a Series, or in both cases, such other percentage set forth in the applicable Series Designation or as determined by the Managing Member in its sole discretion and as may be waived by the Managing Member in its sole discretion.”

2.Continued Validity. Except as otherwise provided herein, the Operating Agreement is unchanged, shall remain in full force and effect and shall be binding upon the parties in accordance with its terms.

3.Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of Delaware.

4.Counterparts. This Amendment may be executed in any number of counterparts with the same effect as if all signatories had signed the same document.  All counterparts must be construed together to constitute one and the same document. The delivery of an executed counterpart of this Amendment by PDF shall constitute effective delivery of such counterpart with the same force and effect as the delivery of an original executed counterpart.

5.Miscellaneous. All references to the Operating Agreement in any documents and instruments executed by the parties in connection with the Operating Agreement, shall be deemed to refer to the Operating Agreement as the same has been amended by this Amendment, and as the Operating Agreement may be amended in the future.

(Signature pages follow.)

IN WITNESS WHEREOF, the undersigned has executed this Amendment to be effective as of the date first written above.

MANAGING MEMBER

RSE MARKETS, INC.

By: /s/ Christopher Bruno

Name: Christopher Bruno

Title: President

COMPANY

RSE COLLECTION, LLC

By: RSE Markets, Inc., its managing member

By: /s/ Christopher Bruno

Name: Christopher Bruno

Title: President